Exhibit 10.12

TRANSITIONAL TRADEMARK LICENSE AGREEMENT

This Transitional Trademark License Agreement (this “Trademark Agreement”) is made and entered into as of this 23 day of March 2006, by and between General Motors Acceptance Corporation, a Delaware corporation (“Parent”), and GMAC Commercial Holding Corp., a Nevada corporation (the “Company”). Parent and Company are referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, Parent, GMAC Mortgage Group, Inc., a Michigan corporation (“Seller”), Company and GMACCH Investor LLC, a Delaware limited liability company (“Investor”), have entered into that certain Amended and Restated Stock Purchase Agreement dated August 2, 2005, as amended (the “Stock Purchase Agreement”) pursuant to which Seller has agreed to sell and Investor has agreed to purchase 780 shares of common stock, par value $.01 per share, of the Company (“Common Stock”), representing 78% of the issued and outstanding shares of Common Stock; and

WHEREAS, in the context of such sale, Parent desires to grant to Company, and Company desires to accept, a limited license to use certain of Parent’s trademarks, service marks, trade dress, trade names, company names, logos, slogans and domain names solely in a certain specified field of use.

NOW, THEREFORE, in consideration of the foregoing and the covenants contained in this Trademark Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.                         DEFINITIONS AND ORDER OF PRECEDENCE.

1.1.                Definitions. The following terms, when used herein with initial capital letters, shall have the respective meaning set forth in this Article 1. The singular includes the plural and vice versa. Words or phrases, including, without limitation, initially capitalized terms, used in this Trademark Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Stock Purchase Agreement.

a.                          “Brand Standards” shall mean the brand standards of Parent published at www.gmacbrand.com, as amended from time to time.

b.                         “Claims” shall mean commenced or threatened third party claims, demands, causes of action, suits or similar proceedings by a third party against a Party.

c.                          “Field of Use” shall mean Commercial Capital Business.

d.                         “GM” shall mean General Motors Corporation.

e.                          “Marks” shall mean the trademarks, service marks, trade dress, trade names, company names, logos, slogans and domain names of Parent that Company was using as of the Closing Date.

f.                            “Party” or “Parties” shall have the meaning ascribed to such term in the preamble.

g.                         “Term” shall mean the term of this Trademark Agreement commencing on the Closing Date and continuing for a period of eighteen (18) months from the Closing Date, unless terminated pursuant to the termination provisions of Section 5.1 hereof and except and to the extent this Trademark Agreement continues pursuant to Section 2.2 hereof.

1.2.                Order of Precedence. In the case of ambiguity or conflict between or among the terms and conditions of this Trademark Agreement and the terms and conditions of the Stock Purchase Agreement, the terms and conditions of this Trademark Agreement shall control with respect to the use of the Marks.

2.                         LICENSE.

2.1.                Cessation of Use. Except as provided in Sections 2.2, 2.3 and 5.4, Company shall cease using the Marks no later than the expiration or termination of the Term of this Trademark Agreement.

2.2.                License Grant. Subject to the terms and conditions of this Trademark Agreement, Parent grants to Company, a limited, worldwide, royalty-free, non-exclusive, non-transferable and non-assignable license (without the right to sublicense) to use the Marks solely (i) in the ordinary course of its business, (ii) in a manner which is consistent with the manner in which the Company uses the Marks as of the Closing Date, except as provided in this Trademark Agreement, (iii) in the Field of Use, and (iv) during the Term hereof. Company may allow the other GMACCH Companies to use the Marks in the same manner Company itself may use the Marks. Notwithstanding the foregoing or any other provision to the contrary, Company may continue to use the Marks to the extent required by applicable Law or as may be needed to comply with legal or contractual obligations until the third anniversary of the Closing Date.

2.3.                Company May Reference its Former Name. Until the third anniversary of the Closing Date, each of Company and the other GMACCH Companies may state in its signage, print materials (including any letterhead, stationary and business cards), promotional materials, point of sale materials or advertising copy that it was formerly known as “GMAC Commercial Holding Corp.” or, as applicable, such GMACCH Company’s name as was used immediately prior to the Closing Date; provided, however, that each of the Company and the other GMACCH Companies may continue to make such statements as set forth in this Section 2.3 as necessary to comply with applicable Law and as any third party would have the right to make such statements.

2.4.                No Other Rights. Any rights not expressly granted to Company under this Trademark Agreement are reserved by Parent. Company shall have no power or right to, and shall not, sell, assign, sublicense or otherwise transfer this Trademark Agreement or the license granted hereunder, to any third party, except as provided in Section 2.2. In using the Marks pursuant to this Trademark Agreement, Company shall in no way represent that it has any right, title or interest in the Marks other than those expressly granted under the terms and conditions of this Trademark Agreement.

2.5.                Extension of Company’s Obligations. Company shall be responsible for any breach of, or failure to comply with, the provisions of this Trademark Agreement by any other GMACCH Company and Company’s and each other GMACCH Company’s officers, employees, and other non-traditional employees and independent contractors acting under and consistent with the instruction of Company or other GMACCH Companies.

3.                         OWNERSHIP AND PROTECTION OF THE MARKS.

3.1.                Parent’s Ownership. Company acknowledges and agrees that the (i) Company shall not, directly or indirectly, contest or challenge Parent’s sole and exclusive ownership of all right, title and interest in and to the Marks or the validity thereof, including, without limitation, the goodwill associated therewith, and (ii) all goodwill arising from the use of the Marks shall inure solely to the benefit of Parent and its Affiliates. Except for the right to use the Marks in accordance with this Trademark Agreement, Company shall acquire no right, title or interest in (or adopt, use, register or apply for registrations anywhere for) the Marks (or any translations, variations, adaptations, derivations or combinations of the foregoing) or marks confusingly similar thereto as a result of exercise of any rights under this Trademark Agreement.

3.2.                Notice of Infringement. Company shall give Parent prompt written notice of any actual or threatened infringement of the Marks by any third party after Company has actual knowledge of such infringement or threatened infringement.

3.3.                Notice of Regulatory Action. Company shall promptly notify Parent if Company receives, or if Company becomes aware that, a citation has been issued or investigation commenced by any regulatory agency (federal, state or local) for violation of any Law that may have a reasonable likelihood of having a material adverse effect on Parent or its Affiliates or materially damage the goodwill associated with the Marks.

3.4.     Protection of Rights in Marks. Company shall provide Parent with all commercially reasonable cooperation to assist Parent in protecting any of

Parent’s rights in the Marks affected by, or related to, Company’s use of the Marks under this Trademark Agreement. Company shall not commence or prosecute any registrations, claims or suits in its own name or in the name of Parent.

4.                         QUALITY CONTROL AND USE OF MARKS.

4.1.                Quality Control. All services provided in connection with the Marks shall meet or exceed the level of quality of such services as maintained by Parent in keeping with the reputation and goodwill associated with the Marks as of the Closing Date. Company may not materially vary such quality standards or any of the services offered in connection with the Marks without the prior written consent of Parent. Parent acknowledges that as of the Closing Date, Parent is familiar with the Company’s services, and the quality standards thereof, and the services of the Commercial Capital Business, and the quality standards thereof, prior to the Closing Date met or exceeded the foregoing standard.

4.2.                Use of Marks. Company shall comply in all material respects with the Brand Standards of Parent in its use of the Marks in keeping with the reputation and goodwill associated with the Marks as of the Closing Date. Parent acknowledges that as of the Closing Date, Parent is familiar with the Company’s use of the Marks, and that such use prior to the Closing Date met or exceeded the foregoing standard.

4.3.                Compliance with Laws. In using the Marks in connection with the provision of the services, Company shall duly include all notices and legends with respect to the Marks as are set forth in the Brand Standards or as are or may be required by applicable federal, state or local trademark laws. Company shall comply in all material respects with all Laws in connection with the use of the Marks and the provision of services by Company.

4.4.                Reputation of the Marks. Company shall not use or permit the use of the Marks in any obscene, scandalous or disreputable manner or in any other manner likely to tarnish, disparage, degrade or injure the reputation of the Parent or the Marks, and the goodwill associated therewith.

4.5.                Parent’s Right to Review Trademark Uses. Parent reserves the right to review for approval all public uses of the Marks other than uses on materials prepared by Parent or previously approved by Parent or any other use that is substantially similar to such use. Company shall provide Parent with written notice of its plans to implement material changes to the Marks and Parent shall have ten (10) business days from the date of receipt of such written notice to request a review of the changes for approval. Company shall provide Parent such written notice to Chief Trademark Counsel, General Motors Corporation, Mail Code 482-C23-B21, 300 Renaissance Center, PO Box 300, Detroit, Michigan 48265-3000, or his or her designee. If Parent does not respond to such written notice or request a review of the changes within ten (10) business days from the date of receipt of such written notice, Parent’s approval is deemed to be given. For purposes of this Section 4.5, all materials of the GMACCH Companies existing on the Closing Date and all uses of the Marks by the GMACCH Companies prior to the Closing Date shall be deemed to have been approved by Parent.

4.6.                Parent’s Inspection Rights. In order to preserve the validity and integrity of the Marks licensed hereunder, Company grants Parent and its Affiliates the right, upon reasonable prior written notice to Company, to enter upon any premises owned, leased or controlled by Company or its Affiliates during Company’s normal business hours, to inspect such premises and all of the operations therein to ensure that (i) all uses of the Marks are permissible as set forth herein and (ii) all services provided in connection with the Marks by Company and its Affiliates meet the quality control standards set forth herein. During such inspection, Parent and its Affiliates may confer with the employees of Company and its Affiliates in order to determine the effect of the operations of the business and the use of the Marks on the goodwill associated with the Marks. Such inspection may occur once every six (6) months; provided, however, that if there has been a prior violation or if Parent reasonably believes in good faith, that a breach or other violation of items (i) or (ii) in this Section 4.6 has occurred or is occurring by Company, such inspection limit shall not apply. In conducting such inspection, Parent and its Affiliates shall use commercially reasonable efforts to minimize disruption to Company’s business and operations. Company shall at the reasonable request of Parent submit without charge to Parent representative samples of use of the Marks.

4.7.                Indemnification. Company shall defend, indemnify and hold harmless Parent and its Affiliates, and its and their shareholders, directors, officers, employees and agents from any Claims, and all damages, liabilities, judgments, costs (including, without limitation, settlement costs) and expenses associated therewith (including, without limitation, reasonable attorney’s fees) related to or arising from: (i) Company’s breach of this Trademark Agreement; or (ii) Company’s use of the Marks, except for any Claim asserting that the use by Company (or the other GMACCH Companies) of the Marks violates or infringes upon any trademark, copyright, service marks, trade dress, logos or other intellectual property or proprietary right owned by a third party. Company shall have the right to control the defense of any Claim for which Parent claims indemnification hereunder; provided, however, that Parent or one of its Affiliates, at Parent’s option, may participate in the defense of any Claim at its own expense.

5.        TERM AND TERMINATION.

5.1                   Term and Termination. This Trademark Agreement shall remain valid during the Term unless terminated thirty (30) days after written notice from Parent to Company that Company has materially breached this Trademark

Agreement, unless, prior to such thirtieth (30th) day, Company cures such breach.

5.2.                Effect of Termination. Except for Company’s right to use the Marks as provided in Sections 2.2, 2.3 and 5.4, upon expiration or termination of the Term of this Trademark Agreement and thereafter as provided in Sections 2.2, 2.3 and 5.4, all rights of Company to use the Marks shall terminate immediately and shall revert to Parent. Except for Company’s right to use the Marks as provided in Sections 2.2, 2.3 and 5.4, upon expiration or termination of the Term of this Trademark Agreement and thereafter as provided in Sections 2.2, 2.3 and 5.4, Company shall claim no rights to the Marks or make any further reference to them, whether directly or indirectly, in connection with Company’s business.

5.3.                Company Must Remove and Destroy Materials and Change Names. Except as provided under Section 2.2, on or before the last day of the Term, Company shall have (i) removed or destroyed all business cards, signage, stationery and letterhead in the possession of Company and the other GMACCH Companies that include the Marks and provided a written certification to Parent signed by an officer of Company of the same and (ii) changed all company names, trade names or business names of Company and the other GMACCH Companies so as to eliminate the use or inclusion therein of the Marks; provided a written certification to Parent signed by an officer of Company of the same; and made all necessary filings related thereto. Notwithstanding the foregoing, Company may continue to maintain archival copies of contracts, annual reports and marketing materials that include the Marks.

5.4.                Survival. The following provisions shall survive the expiration or the termination of this Trademark Agreement for any reason: the last sentence of Section 2.2; Section 2.3; Section 2.5; Article 3; Section 4.7; Section 5.2; Section 5.3; this Section 5.4; Article 6; and Article 7. In addition, the following shall survive until the third anniversary of the Closing Date: Article 4.1; 4.2; 4.3; 4.4; 4.5; and 4.6.

6.        DISCLAIMER OF WARRANTIES.

COMPANY ACKNOWLEDGES AND AGREES THAT PARENT IS LICENSING THE MARKS AS IS. PARENT HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. PARENT SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) ARISING OUT OF OR RELATED TO THIS TRADEMARK AGREEMENT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE AND

CONTRACT), EVEN IF PARENT HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

7.                         GENERAL PROVISIONS.

7.1.                Amendment/Waiver. No modification, amendment, supplement to or waiver of, any provision of this Trademark Agreement shall be binding upon either Party unless made in a writing signed by the Party against which such modification, amendment, supplement to or waiver, is sought to be enforced. A failure of either Party to exercise any right provided for herein shall not be deemed to be a waiver of any such right hereunder.

7.2.                Entire Agreement. This Trademark Agreement, together with the Stock Purchase Agreement, sets forth the entire agreement between the Parties as it relates to the subject matter hereof, and such document replaces and supersedes any and all prior agreements, promises, proposals, representations, understandings and negotiations, written or not, between the Parties relating to the subject matter hereof.

7.3.                Headings and Interpretation. The article and section headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. The Parties have participated jointly in the negotiation and drafting of this Trademark Agreement. In the event an ambiguity or question of intent or interpretation arises, this Trademark Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Trademark Agreement.

7.4.                Governing Law. This Trademark Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York consistent with Sections 10.12 (Governing Law) and 10.13 (Jurisdiction; Waiver of Jury Trial) of the Stock Purchase Agreement.

7.5.                Assignment. Parent may assign or transfer this Trademark Agreement without the prior written consent of Company. Company shall not assign or transfer this Trademark Agreement, by operation of law, change of control, or otherwise, without the prior written consent of Parent. This Trademark Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective permitted successors and permitted assigns.

7.6.                Notices. Notice under this Trademark Agreement shall be governed by Section 10.6 (Notices) of the Stock Purchase Agreement, except as provided in Section 4.5.

7.7.                Relationship of the Parties. The relationship between the Parties to this Trademark Agreement is that of independent contractors. Under no circumstances shall either Party be deemed an agent or representative of the other Party. Neither Party shall have authority to act for or bind the other Party in any way, or represent that it is in any way responsible for acts of the other Party. Nothing in this Trademark Agreement shall be construed or interpreted to create a relationship between the Parties of partner, joint venturer, principal and agent, or employer and employee.

7.8.                Injunctive Relief. Company acknowledges and agrees that the provisions of this Trademark Agreement are reasonable and necessary to protect Parent’s rights and interests in the Marks, that any material breach of the provisions of this Trademark Agreement shall result in irreparable harm to Parent, and that the remedy at law for such breach may be inadequate. Accordingly, in the event of a material breach of the provisions of this Trademark Agreement by Company, Parent, in addition to any other relief available to it at law, in equity, or otherwise, shall be entitled to seek temporary and permanent injunctive relief restraining Company from engaging in and/or continuing any conduct that constitutes a breach of this Trademark Agreement, without the necessity of proving irreparable harm or posting of a bond or other security.

7.9.                Severability. If any provision of this Trademark Agreement is held to be invalid or unenforceable, the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation shall save such provision, it shall be severed from the remainder of this Trademark Agreement, as appropriate. The remainder of this Trademark Agreement shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the Parties’ intent in entering into this Trademark Agreement, as appropriate.

7.10.          Counterparts; Facsimile Transmission. This Trademark Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement. Each Party may rely on facsimile signature pages as if such facsimile pages were originals.

7.11.          Further Assurances. The Parties shall execute and deliver such further documents and take such further actions as may be reasonably necessary or appropriate to carry out the provisions of this Trademark Agreement.

7.12.          Extension of Rights and Third Party Beneficiary. Parent’s rights under this Trademark Agreement extend to Parent and its Affiliates. Parent acknowledges and agrees that GM is an intended third party beneficiary of all of Parent’s rights under this Trademark Agreement. GM shall have the right to exercise Parent’s rights under this Trademark Agreement independently of Parent. For purposes of this Trademark Agreement, members of the Parent Group are not considered to be Affiliates of Company or the other GMACCH Companies. Except as set forth herein, the terms and provisions of this

Trademark Agreement are intended solely for the benefit of each Party hereto and their respective permitted successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other party, including, without limitation, employees, other than GM.

* * * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties hereto, by its duly authorized representative, has caused this Trademark Agreement to be executed as of the Closing Date.

GENERAL MOTORS ACCEPTANCE CORPORATION		GMAC COMMERCIAL HOLDING CORP.
By:	/s/ D. C. Walker	By:	/s/ Robert D. Feller
Name:	D. C. Walker	Name:	Robert D. Feller
Its:	Group Vice President	Its:	Chief Executive Officer
Date:	March 23, 2006	Date:	March 23, 2006